Exhibit 2.2

NaaS Technology Inc. - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital is US$25,000,000 divided into

(i) 700,000,000 Class A ordinary shares of a par value of US$0.01 each;

(ii) 300,000,000 Class B ordinary shares of a par value of US$0.01 each;

(iii) 1,400,000,000 Class C ordinary shares of a par value of US$0.01 each;

and (iv) 100,000,000 shares of a par value of US$0.01 each of such class or series (however designated)

as the board of directors of the Company may determine in accordance with the articles of association.

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the said Company on	by:

DIRECTOR